Exhibit 4.6

THIS NOTES PURCHASE AGREEMENT (this “Agreement”) is made as of August 1, 2017 by and among:

(1)	Puxin Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”);

(2)	Prepshine Holdings Co., Limited ( ), a company organized and existing under the laws of Hong Kong (the “HK Company”);

(3)	Haitong International Investment Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Purchaser”);

(4)	The individual listed in Schedule I hereto (the “Founder”);

(5)	The entity listed in Schedule II hereto (the “Founder Holdco”; together with the Founder, the “Key Parties”);

(6)	Puxin Education Technology Group Co., Ltd ( , the “Domestic Company”), a limited liability company incorporated and validly existing under the laws of the PRC.

The Company, the HK Company, the Purchaser, the Founder, the Founder Holdco, the PRC Companies (as defined below) are hereinafter collectively referred to as the “Parties” and respectively referred to as a “Party”.

WHEREAS, the Founder owns 85.24% of the equity ownership of the Company through the Founder Holdco and own 59.24% of the equity interest in the Domestic Company;

WHEREAS, the Company has requested the Purchaser to provide loans in the aggregate principal amount of US$50,000,000 (the “Principal Amount”) pursuant to the terms and conditions of this Agreement and the Notes (as defined below), under which the Company will issue to the Purchaser a convertible promissory note in the aggregate principal amount of US$25,000,000 (the “Convertible Principal Amount”) and a promissory note in the aggregate principal amount of US$25,000,000 (the “Ordinary Principal Amount”); and

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. ISSUANCE OF NOTES

1.1 Issuance of Notes.

(i) Subject to the terms and conditions of this Agreement, at the Note Closing (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the convertible promissory note in the form of Exhibit A hereto (the “Convertible Note”) in the Convertible Principal Amount, against payment by the Purchaser to the Company of the Convertible Principal Amount;

(ii) Subject to the terms and conditions of this Agreement, at the Note Closing (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the promissory note in the form of Exhibit B hereto (the “Ordinary Note”, together with the Convertible Note, the “Notes”) in the Ordinary Principal Amount, against payment by the Purchaser to the Company of the Ordinary Principal Amount.

(iii) In order to secure their obligations under this Agreement and the Note, the Warrantors agree to enter into the Security Deed and Domestic Equity Pledge Agreements (as defined below) to which it is a party.

1.2 Use of Proceeds. Subject to Section 6 hereof, the Company shall use the proceeds from the issuance of the Notes solely for payment of the consideration for the Company’s purchase and acquisition of 100% equity interest held by the offshore Affiliate of PEARSON PLC. in Beijing Global Education & Technology Co., Ltd. ( ) and its Affiliates (the “Proposed Acquisition”), and shall not use such proceeds to pay any debt of the Group Companies or to repurchase or cancel any securities held by any shareholder of the Group Companies or to make any payment to the shareholders or affiliates of any Group Company or for any other purposes without the prior written consent of the Purchaser.

SECTION 2. NOTE CLOSING

2.1 Note Closing. The closing of the purchase and sale of the Notes hereunder (the “Note Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date, within three (3) Business Days upon completion by the Company (or waiver by the Purchaser) of all conditions in Section 5 below.

2.2 Delivery.

(i) Within five (5) Business Days after the Note Closing, the Purchaser shall pay the Company, by wire transfer of immediately available funds, an amount equal to the Principal Amount, to the offshore bank account designated in writing by the Company and delivered to the Purchaser at least five (5) Business Days prior to the Note Closing (the “Designated Account”). The obligation of the Purchaser to pay the Principal Amount under this Agreement and both of the Convertible Note and the Ordinary Note are completed upon the full payment of the Principal Amount into the Designated Account; and

(ii) At the Note Closing, the Company shall (a) execute and deliver to the Purchaser a Convertible Note and an Ordinary Note in its name evidencing the Purchaser’s payment of the Convertible Principal Amount and the Ordinary Principal Amount. The Notes issued to the Purchaser shall be binding obligation of the Company upon execution thereof by the Company and delivery thereof to the Purchaser (including delivery via fax, email or other electronic means); and (b) deliver other documents as provided under Section 5 hereof.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Unless specifically indicated otherwise, the Group Companies and the Key Parties (collectively, the “Warrantors”) hereby jointly and severally represent and warrant to the Purchaser that the statements in this Section 3, except as set forth in the Disclosure Schedules (the “Disclosure Schedules”) attached to this Agreement as Exhibit C (the contents of which shall also be deemed to be representations and warranties hereunder) are all true, accurate, complete and not misleading as of the date of this Agreement and as of the Note Closing. For purposes of this Section 3, with respect to a Party that is an entity, any reference to such Party’s “knowledge” means such Party’s best knowledge after due and diligent inquiries of officers, directors, and other employees of such Party reasonably believed to have knowledge of the matter in question.

3.1 Organization, Good Standing and Qualification.

(i) Each of the Company and the HK Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Company and the HK Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

(ii) Each of the PRC Companies is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted, unless failure to do so would not result in a Material Adverse Effect. Each of the PRC Companies has paid all such governmental fees, Taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon the Closing, unless any default in paying such governmental fees, Taxes and stamp duty would not have Material Adverse Effect. Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Purchaser and are true, correct and complete and are in full force and effect.

3.2 Due Authorization and No Conflict. All corporate action on each Group Company, its officers, directors and shareholders and authorization, approval and consent of a third Person necessary for the authorization, execution and delivery of each Transaction Agreement (as defined below), the authorization, issuance, sale and delivery of the Notes, the performance of their respective obligations under each Transaction Agreement and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Note Closing. The execution, delivery, performance and observance by such Group Company of its obligations under each Transaction Agreement and the transactions contemplated hereby and thereby, and the issue and sale of the Notes to the Purchaser pursuant hereto, have been duly authorized and are, or will be duly authorized prior to the Note Closing and will be, the legally valid and binding obligations of such Group Company, enforceable against such Group Company in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. Neither the Notes, nor the Conversion Shares are subject to any pre-emptive rights, rights of first refusal, or liens of any kind. The execution, delivery, performance and observance by such Group Company of its obligations under each Transaction Agreement, the issue and delivery of the Notes and the Conversion Shares do not and will not, with or without the passage of time or the giving of notice or both, (i) result in the existence or imposition of any Liens, in favour of any person or entity over all or any of the assets or properties of any Group Company (except for such Lien created by the Transaction Agreements); (ii) conflict with or result in a breach of any agreement, mortgage, bond or other instrument to which any Group Company is a party or which is binding upon any Group Company, or any of their respective assets or properties; (iii) conflict with or result in a breach of the certificate of incorporation, memorandum of association, articles of association or other organizational or charter documents of any Group Company; (iv) conflict with or result in a breach of any law, regulation or judicial order binding on any Group Company; or (v) result in any Group Company (a) being rendered insolvent or bankrupt as the case may be, (b) being incapable of paying its debts or performing its obligations as such debts or obligations become due in the usual course of business, (c) having liabilities that exceed its assets, (d) having final money judgments rendered in amounts that it will be unable to satisfy promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Group Company, or (e) commencing any bankruptcy, reorganization or insolvency proceeding, or other proceeding, under any federal, state or other law for the relief of debtors.

3.3 Capitalization. The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(i) Ordinary Shares. A total of 1,000,000,000 authorized Ordinary Shares of which 100,000,000 shares are issued and outstanding.

(ii) Options, Warrants, Available Shares. Other than with respect to the Conversion Shares and those disclosed in Section 3.3(ii) of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series except as set forth above. Apart from the exceptions noted in this Section 3.3 and those disclosed in Section 3.3(ii) of the Disclosure Schedule, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any pre-emptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed under the M&AA and in the Transaction Agreements.

(iii) Outstanding Security Holders. Section 3.3(iii) of the Disclosure Schedule sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof.

3.4 Subsidiaries (General). The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for one hundred percent (100%) of the equity interests in the HK Company who will directly own one hundred percent (100%) of the equity interests in the WFOE upon WFOE’s incorporation. The Company was formed solely to acquire and hold an equity interest in the HK Company and since its formation has not engaged in any business and has not incurred any Liability except in the ordinary course of acquiring, managing and disposing of its equity interest in the HK Company.

3.5 PRC Companies. Except as disclosed in Section 3.5 of the Disclosure Schedule:

(i) Except as provided under the Equity Pledge Agreements (as defined below), there are no outstanding rights, or commitments made by each of the PRC Companies or any of its investors and owners, to issue, purchase or sell any equity interest in each of the PRC Companies, nor is there any due but unpaid amount of purchase price for purchase, sale or transfer of equity interests in each of the PRC Companies in violation of the terms of relevant transaction documents contemplating purchase, sale or transfer of such equity interests.

(ii) There are no bonds, debentures, notes or other indebtedness of any of the PRC Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the PRC Companies may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the PRC Companies is a party or is otherwise bound.

(iii) The incorporation documents relating to each of the PRC Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force.

(iv) All consents, approvals, Governmental Authorizations, permits or licenses required under PRC laws for the due and proper establishment of each of the PRC Companies have been duly obtained from the appropriate PRC authorities and are in full force and effect. All material consents, approvals, Governmental Authorizations, permits or licenses required under PRC laws for operation of each of the PRC Companies as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect, unless the absence of any of such consents, approvals, Governmental Authorizations, permits or licenses would have no Material Adverse Effect.

(v) All filings and registrations with the PRC authorities required in respect of each of the PRC Companies and its operations, including the registrations with, the State Administration of Industry and Commerce, department of education, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations.

(vi) None of the PRC Companies has received any letter or notice from any relevant authority notifying each of the PRC Companies of the revocation of any Governmental Authorizations, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the PRC Companies.

(vii) With respect to any land use right, building, property and investment held or leased by each of the PRC Companies, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with government authorities with respect thereto.

(viii) All requisite formalities in respect of the importation of machinery, equipment, parts, tools and materials by each of the PRC Companies has been and will be complied with in accordance with the relevant PRC laws and regulations.

(ix) Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in material compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

(x) No Group Company has any reason to believe that any Governmental Authorizations, licenses or permits requisite for the conduct of any part of each of the PRC Companies’ business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities. Section 3.5(xii) of the Disclosure Schedule lists all lines of business in which the each of the PRC Companies is participating or engaged.

(xi) All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each of the PRC Companies have been complied with in all material respects, and all requisite approvals from the SAFE in relation thereto have been duly obtained.

(xii) With regard to employment and staff or labour management, each of the PRC Companies has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(xiii) There are no outstanding stock options with respect to each of the PRC Companies. All presently outstanding equity securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable laws, pre-emptive rights of any Person, and applicable contracts, and are fully paid and non-assessable. All share capital of each Group Company is and as of the Note Closing shall be free and clear of any and all Liens or other third party rights, claims or interests (except as provided under the Transaction Documents or disclosed in Section 3.5 (xiii) under the Disclosure Schedule). There are no (a) resolutions pending to increase the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company. The name of each director and officer of the Domestic Company on the date hereof, and the position held by each, are listed in Section 3.5(xiv) of the Disclosure Schedule.

(xiv) There are no other companies, partnerships, joint ventures, associations or other entities in which each of the PRC Companies owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(xv) Each of the PRC Companies owns free and clear from all encumbrances and third party rights all properties and assets, including Proprietary Rights, necessary for its operations as presently conducted and as proposed to be conducted.

3.6 Valid Issuance of Notes and Shares.

(i) The Convertible Note when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, and the Conversion Shares when issued in accordance with the terms of the Convertible Note (or the securities issuable upon conversion of such Conversion Shares) will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Convertible Note and applicable state and federal securities laws. Subject to the truthfulness and accuracy of the representations and warranties made by the Purchaser under Section 4 below, the Convertible Note and the Conversion Shares will be issued in compliance with all applicable federal and state securities laws.

(ii) All presently outstanding shares of the Company are duly and validly issued, fully paid and non-assessable and free of any liens, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other antifraud and other provisions of applicable securities laws and regulations.

3.7 Financial Statements. The Company has provided the unaudited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of June 30, 2017 (“Financial Statements Date”) (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective Group Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the respective Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC GAAP applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the respective Group Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP, and each Group Company has good and marketable unencumbered title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

3.8 Liabilities. Except as described in Section 3.8 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except as reflected on the Financial Statements and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

3.9 Title to Properties and Assets. Each Group Company has good and marketable title to all respective properties and assets reflected on the Financial Statements, in each case such property and assets are subject to no Lien. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any Liens.

3.10 Activities Since Financial Statements Date. Except as disclosed in Section 3.10 of the Disclosure Schedule, none of the following events has occurred with respect to any Group Company since the Financial Statements Date and prior to the Note Closing:

(i) any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;

(ii) any incurrence of indebtedness for money borrowed or any other liabilities in an aggregate amount exceeding US$ 500,000;

(iii) any sale, exchange, assignment, or other disposition of any assets or rights (including any Proprietary Rights or other intangible assets) or creation of any encumbrance on any of its assets or rights;

(iv) any agreements or transactions with any of its officers, directors or employees or any entity controlled by any of such individuals or with its shareholders or Persons related to such shareholders, or any agreement on transaction with any other party;

(v) any damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties, financial condition, operating results, prospects or business as presently conducted and as presently proposed to be conducted;

(vi) any waiver of a valuable right or of a debt owed to it;

(vii) any satisfaction or discharge of any Lien, claim or encumbrance or payment of any obligation;

(viii) any resignation or termination of any of its directors or key officers; or

(ix) any other event or condition of any character which would have Material Adverse Effect.

3.11 Proprietary Rights.

(i) Each Group Company (i) owns free and clear of all claims, security interests, Liens and other encumbrances, or (ii) has the valid right or license to use, all products, materials, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, mask works, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Proprietary Rights in or to all of the foregoing (collectively, the “Group Company Technology”). Section 3.11(i) of the Disclosure Schedule contains a true, complete and accurate list of all Proprietary Rights necessary for the conduct of the Group Company’s business as currently being conducted or proposed to be conducted.

(ii) The possession, development, production, manufacturing, use, offering, marketing, licensing, distribution, sale and other exploitation by each Group Company of any and all Group Company Technology as now conducted does not (A) infringe, violate, misappropriate or otherwise interfere or conflict with any patent and trademark rights or (B) infringe, violate, misappropriate or otherwise interfere or conflict with any other rights, title or interest of any third party.

(iii) No Group Company has received any notice or claim (whether written, oral or otherwise) that (1) contests or challenges in any manner whatsoever the Group Company’s ownership or other rights in any Group Company Technology, (2) contests or challenges in any manner whatsoever the validity or enforceability of any of the Proprietary Rights of the Group Company in the Group Company Technology, or (3) claims or otherwise asserts that the Group Company, the Group Company Technology or the conduct of the Group Company’s business as currently conducted infringes, violates, misappropriates or otherwise interferes or conflicts with any right, title or interest of any third party.

(iv) There are no outstanding options, material licenses or agreements granting third parties the rights to own or use any Group Company Technology owned by the Group Company (“Group Company Outbound Technology Licenses”).

(v) The material licenses or other agreements giving a Group Company the right to use certain Group Company Technology are listed in Section 3.11(v) of the Disclosure Schedule (“Group Company Inbound Technology Licenses”).

(vi) True and complete copies of all Group Company Outbound Technology Licenses and Group Company Inbound Technology Licenses (other than licenses of generally commercially available “off the shelf” software used by the Company) (collectively, the “Group Company Technology Agreements”) have been provided to the Purchaser.

(vii) All Group Company Technology Agreements are valid, binding and in full force and effect with respect to each Group Company, and to the best information, knowledge and belief of the Group Company, each other party thereto. To the best information, knowledge and belief of each Group Company, all parties to the Group Company Technology Agreements have performed in all material respects their obligations thereunder, and neither any Group Company nor any other party thereto is in material default thereunder, nor to the best knowledge of the Warrantors, has there occurred any material event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Group Company or any other party thereto or give to any other party thereto the right to terminate or modify any Group Company Technology Agreement.

(viii) No Group Company has received notice that any party to any Group Company Technology Agreement intends to cancel or terminate any Group Company Technology Agreement.

(ix) No Group Company is or will be as a result of the execution or delivery of this Agreement and the other Transaction Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby or the performance of obligations hereunder or thereunder, or as a result of conducting its business as currently contemplated, in breach of any license or other agreement relating to Group Company Technology.

(x) No government funding, facilities of any university, college or other educational institution or public research centre or funding from third parties was used in the development of any Group Company Technology.

(xi) None of the software or firmware embedded or included in or on any hardware or other products sold by a Group Company or any other software or firmware that a Group Company now or in the future intends to sell or license either as a separate product or bundled with any other product or service, is required to be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge as the result of the use or incorporation of any Public Software in any Group Company Technology, the use of any Public Software (as defined below) in connection with the development of any Group Company Technology or for any other reason.

(xii) All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. None of the Group Companies believes it is or will be necessary to utilize any inventions of any of its officers or employees (or any person it currently intends to hire) made prior to or outside the scope of their employment by such Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Proprietary Rights for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Proprietary Rights, to the extent not already provided by Law. All employee inventors of Group Company Technology have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC laws. It will not be necessary to utilize any Proprietary Rights of any such persons made prior to their employment by a Group Company and none of such Proprietary Rights has been utilized by any Group Company, except for those that are exclusively owned by a Group Company. None of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation in any material respect of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

3.12 Material Contracts.

(i) Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology, (iv) involve purchase or acquisition of equity interest or assets of a school, training centre or its operator, (v) involve the right to purchase, or to request any Group Company or Founder to repurchase, any equity interest in any Group Company, are listed in Section 3.12 of the Disclosure Schedule and have been provided to the Purchaser and its counsel. For purposes of this Section 3.12 “material” shall mean any agreement, contract, indebtedness, Liability, arrangement or other obligation having an aggregate value, cost, Liability or amount of RMB1,000,000 or more.

(ii) Validity and Status. All the material contracts listed on Section 3.12 of the Disclosure Schedule are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto. There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto, and the various transfers of assets, shares, equity interests, capital, personnel, contracts and Proprietary Rights.

3.13 Litigation. There is no Action pending or to the best knowledge of the Warrantors, currently threatened against any of the Key Group Company, any Key Group Company’s activities, properties or assets or against any officer, director or employee of any Key Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Key Group Company. There is no Action pending or to the best knowledge of the Warrantors, currently threatened against any of other Group Companies, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any other Group Company, which could have Material Adverse Effect. There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. No Key Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Key Group Company currently pending or which it intends to initiate. To the best knowledge of the Warrantors, no other Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any of such other Group Company currently pending or which it intends to initiate.

3.14 Governmental Consents. All consents, approvals, orders, authorizations, permits or registrations, qualifications, designations, declarations or filings with any governmental authority (“Governmental Authorizations”) on the part of each Group Company required in connection with the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein have been obtained and are currently effective and in consummating such transactions. The offer, sale and issuance of the Notes and the Conversion Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.

3.15 Compliance with Other Instruments. No Group Company is in, nor will the conduct of business of any Group Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of any Group Company (which include, as applicable, articles of incorporation, memoranda and/or articles of association, by-laws, joint venture contracts and the like), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien, charge or encumbrance upon any asset of any Group Company.

3.16 Registration Rights. Except as provided in the Transaction Agreements, no Group Company has granted or agreed to grant any Person or entity any registration rights with respect to any of the securities of any Group Company.

3.17 Tax Matters.

(i) All Tax Returns required to be filed on or prior to the date hereof with respect to each Group Company have been duly and timely filed by such Group Company within the requisite period and completed on a proper basis in accordance with the applicable Laws, and are up to date and correct in all material respects. All Taxes owed by each Group Company (whether or not shown on every Tax Return) have been paid in full or provision for the payment thereof have been made. No deficiencies for any Taxes with respect to any Tax Returns have been asserted in writing by, and no notice of any pending action with respect to such Tax Returns has been received from, any Tax authority, and no dispute relating to any Tax Returns with any such Tax authority is outstanding or contemplated. Each Group Company has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, unless failure to do so would not have Material Adverse Effect.

(ii) No audit of any Tax Return of each Group Company and no formal investigation with respect to any such Tax Return by any Tax authority is currently in progress. No Group Company has waived any statute of limitations with respect to any Taxes, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes.

(iii) No written claim has been received by the Company in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iv) The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax Liability of any Group Company. which could have any Material Adverse Effect. Since the Financial Statements Date, no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. Except as disclosed in Section 3.17(iv) of the Disclosure Schedule, there is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Key Group Company, and to the best knowledge of the Warrantors, there is not pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any other Group Company. There is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(v) No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(vi) All Tax credits and Tax holidays enjoyed by the Group Company established under the laws of the PRC under applicable Laws since its establishment have been in compliance in all material respects with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(vii) No Group Company is, or has ever been a PFIC or CFC or a U.S. real property holding corporation. No Group Company anticipates that it will become a PFIC or CFC or a U. S. real property holding corporation for the current taxable year or any future taxable year. No Group Company has any plan or intention to conduct its business in a manner that would be reasonably expected to result in such Group Company becoming a PFIC or CFC or a U.S. real property holding corporation in the future.

3.18 Obligations of Management. Each key employee of each Group Company is identified in Section 3.18 of the Disclosure Schedule (the “Key Employees”) and except for the part-time employees specified in Section 3.18 of the Disclosure Schedule, each such Key Employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company. To the best knowledge of the Warrantors after due inquiry, no Warrantor is aware that any such Key Employee is planning to work less than full time at a Group Company in the future. To the best knowledge of the Warrantors after due inquiry and except as disclosed in Section 3.18 of the Disclosure Schedule, no such Key Employee directly or indirectly holds any interest in or is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise.

3.19 Employment Agreement, Invention Assignment and Confidentiality Agreement. Each employee, officer, consultant and contractor of each Group Company has entered into an employment agreement, and a confidentiality, non-competition and Proprietary Rights agreement satisfactory to the Purchaser.

3.20 Environmental Compliance.

(i) Each Group Company is in full compliance with all Environmental Laws, which compliance includes the possession by each Group Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. No Group Company has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee, or otherwise, that alleges that it is not in such full compliance and to the best knowledge of each Warrantor, there are no circumstances that may prevent or interfere with such full compliance in the future.

(ii) There is no Environmental Claim pending or threatened against any Group Company or any Person whose Liability for an Environmental Claim a Group Company has retained or assumed either contractually or by operation of law. There are no past or present actions, activities or circumstances, including the release, emission, discharge, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Group Company or any Person whose Liability for any Environmental Claim a Group Company has retained or assumed either contractually or by operation of law.

3.21 Interested Party Transactions. Except as disclosed in Section 3.21 of the Disclosure Schedule, no shareholder, officer, employee or director of a Group Company or any Affiliate of any such Person (each of the foregoing, an “Interested Party”) has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as disclosed in Section 3.21 of the Disclosure Schedule, no Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any of the foregoing Persons may have less than one percent (1%) of record ownership interest in the Company or own less than one percent (1%) of shares in publicly traded companies that may compete with a Group Company. No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.22 Minute Books. The minute books of each Group Company made available to the Purchaser contain a complete summary of all meetings and actions taken by directors and shareholders or owners of each Group Company since their respective time of formation, and reflect all transactions referred to in such meetings and actions accurately in all material respects.

3.23 No Brokers. None of the Warrantors has any Contract with or retained any broker, finder or similar agent with respect to or in connection with the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.24 Labor Agreement and Actions; Employee Compensation. Except as disclosed in Section 3.24 of the Disclosure Schedule, no Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company. There is no strike or other labor dispute involving a Group Company pending or threatened (nor has there been since the incorporation of each Group Company), which could have a Material Adverse Effect on any Group Company, nor is any Group Company aware of any labor organization activity involving its employees. To the best knowledge of the Warrantors after due inquiry, none of the officers or Key Employees, or any group of Key Employees, intends to terminate his, her or their employment with a Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee. Each Group Company has complied in material respects with all applicable national, provincial, local or municipal equal employment opportunity and other laws related to employment. No Group Company is a party to or bound by any currently effective employment contract that provides for compensation exceeding three (3) months’ average remuneration of that employee upon termination, deferred compensation agreement, severance agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.25 Exempt Offering. Based in part on the representations and warranties of the Purchaser set forth in Section 4 below, the offer, sale and issuance of the Notes under this Agreement are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws of any governmental authority, and the issuance of the Conversion Shares in accordance with the Notes, will be exempt from such registration or qualification requirements.

3.26 Insurance. To the extent required by applicable law, each Group Company has obtained the insurance coverage of the same types and at the same coverage levels as other similar situated companies. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any of such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies. There is no claim pending under the insurance policies and bonds maintained by each Group Company as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

3.27 Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to any Transaction Agreement contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way. Each of the Warrantors has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Notes and all information that could reasonably be expected to enable the Purchaser to make such decision.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, the Company that:

4.1 Authorization. This Agreement constitutes, and the Notes when executed and delivered will constitute, its valid and binding obligation, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights, and (ii) the effect of rules of law governing the availability of equitable remedies. The Purchaser represents that it has full power and authority to enter into this Agreement and the Notes.

4.2 Sufficient Funds. The Purchaser represents that it has and will maintain the sufficient funds as of the Closing Date to fulfil its obligations to pay the Company the Principal Amount pursuant to this Agreement.

SECTION 5. CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSING.

The obligations of the Purchaser to the Company under this Agreement are subject to the fulfilment, on or before the Note Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:

5.1 Representations and Warranties. The representations and warranties of the Warrantors contained in Section 3 shall be true, correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

5.2 Performance. The Warrantors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement which are required to be performed or complied with by it on or before the Note Closing, and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3 Waiver of Rights of First Refusal. The Company shall have received all requisite waivers of any rights of first refusal, pre-emptive rights or other contractual participation rights with respect to the issuance of the Notes and the Conversion Shares thereunder.

5.4 Consents, Permits, and Waivers. The Warrantors shall have obtained any and all permits, third party consents and waivers necessary or appropriate for consummation (without adverse effect) of the transactions contemplated by each Transaction Agreement.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request. In particular, (i) the shareholders (except for Trustbridge) and board of directors (except for Trustbridge Director) of each of the Company, the HK Company, Founder Holdco and the Domestic Company shall have validly approved each Transaction Agreement and the transactions contemplated hereby and thereby and all other agreements and actions necessary to effect the terms contained therein, and such approval shall be in full force and effect; (ii) the shareholders of Guizhou Puxintian and Dalian Pude shall have approved the execution and performance of the Domestic Equity Pledge Agreements by resolution.

5.6 No Material Adverse Change. There shall not have been any Material Adverse Effect since the Statement Date. There shall not be on the Closing Date any Governmental Order or any condition imposed under any applicable laws which would, in the reasonable judgment of the Purchaser, (a) prohibit or restrict (i) the sale and issuance of the Notes or (ii) the consummation of the transactions contemplated by this Agreement, (b) subject the Purchaser to any material penalty or onerous condition under or pursuant to any applicable law if the Notes were to be sold and issued hereunder or (c) restrict the operation of the business of any Group Company in a manner that would have a Material Adverse Effect.

5.7 Domestic Equity Pledge. The Domestic Company, Guizhou Puxintian and Dalian Pude shall have entered into an equity interest pledge agreement with a designee of the Purchaser in the form attached as Exhibit D (collectively, the “Domestic Equity Pledge Agreements”). The Domestic Equity Pledge Agreements shall have been duly registered with competent PRC Governmental Authorities and a certified true copy of such registration shall have been furnished to the Purchaser.

5.8 Offshore Share Mortgage. The Company and the Founder Holdco shall have entered into a security deed (the “Security Deed”) to mortgage eighteen percent (18%) of the equity interests in the Company held by the Founder Holdco, in the form attached as the Exhibit E (the “Share Mortgage”), and an executed copy of the Security Deed shall have been delivered to the Purchaser.

5.9 Register of Charge. The particulars of the Share Mortgage shall have been entered in the register of charges of the Founder Holdco pursuant to the memorandum of association and articles of association of the Founder Holdco, and the agent of the Founder Holdco shall have submitted such register of charge for registration with the Registry of Corporate Affairs in the British Virgin Islands. The Founder Holdco shall have delivered a copy of such register of charge, as certified by agent of the Founder Holdco as true and complete as of the Closing Date, and the receipt of registration application issued from the Registry of Corporate Affairs in the British Virgin Islands or a confirmation letter issued by registered agent of the Founder Holdco evidencing that the registration application has been submitted to and accepted by the Registry of Corporate Affairs in the British Virgin Islands, to the Purchaser.

5.10 Register of Members. The particulars of the Share Mortgage shall have been entered in the register of members of the Company, and a copy of annotated registered of members, as certified by the Chief Executive Officer or registered agent of the Company as true and complete as of the Closing Date, shall have been delivered to the Purchaser.

5.11 Certificate of Good Standing. The Purchaser shall have received a certificate of good standing issued by the appropriate authority of the Cayman Islands in customary form and substance satisfactory to the Purchaser, dated no earlier than twenty (20) days prior to the Note Closing.

5.12 Certificate of Incumbency. The Purchaser shall have received a certificate of incumbency issued by the appropriate registered agency of the Company in customary form and substance satisfactory to the Purchaser, dated no earlier than twenty (20) days prior to the Note Closing.

5.13 Legal Opinions. The Cayman counsel to the Company shall have delivered to the Purchaser a legal opinion dated as of the date of the Note Closing addressed to the Purchaser in form and substance satisfactory to the Purchaser.

5.14 Employment Agreement. The Company shall have delivered to the Purchaser a copy of duly executed employment contracts between each Key Employee and the relevant Group Company and a copy of duly executed confidentiality, non-competition and invention assignment agreement with each Key Employee, each in form and substance satisfactory to the Purchaser.

5.15 Due Diligence. The Purchaser shall have completed its due diligence investigation of the Warrantors and the results of the due diligence investigation in legal, financial and commercial aspects shall be satisfactory to the Purchaser.

5.16 Spousal Consent. The spouse of the Founder (if applicable) shall have executed a consent letter to confirm her consent to the Founder’s execution and performance of the Transaction Agreements, in form and substance to the satisfaction of the Purchaser.

5.17 Letter of Undertaking by other Founding Shareholders. Each of Gao Liang ( ), Xiao Yun ( ) and Li Gang ( ), each a senior officer and beneficial owner of the Group Companies, shall have executed a letter of undertaking, confirming his agreement to be bound by the provisions regarding full time commitment, non-competition covenant and share transfer restriction as provided in Section 6.19, 6.20 and 6.10 herein as if he was the Founder, except that the applicable non-competition period starts from the date of this Agreement until the later of (x) the expiry of the twenty-four (24) months’ period after the date he ceases to be employed by any Group Company, or (y) the expiry of the twenty four (24) months’ period after the date when he is neither a director of the Company nor a beneficial owner of more than half of the total shares or equity interest he holds in the Company or the Domestic Company as of the Closing Date.

5.18 Founder’s Special Covenant. The Founder shall have executed and delivered to the Purchaser a letter of warranty and undertaking in connection with the consent of Trustbridge and Trustbridge Director to the transaction contemplated under the Transaction Agreements, in form and substance to the satisfaction of the Purchaser.

5.19 Closing Certificate. The Warrantors shall have delivered to the Purchaser a closing certificate signed by the Key Parties, the Company, the HK Company and the Domestic Company, dated as of the Closing Date, certifying that the conditions specified in this Section 5 have been fulfilled.

SECTION 6. COVENANTS OF THE WARRANTORS

The Warrantors hereby jointly and severally undertake and covenant to the Purchaser that:

6.1 Founder’s Guarantee. The Founder and the Founder Holdco hereby unconditionally and irrevocably guarantees, as a continuing obligation, the full and punctual payment and due performance by the Company of its obligation under this Agreement and the Notes. If and to the extent the Company has failed to pay any monies due and payable to the Purchaser under any Note, whether at their scheduled due date, upon acceleration, termination or otherwise, the Founder and the Founder Holdco shall promptly pay such monies to the Purchaser on demand and in currency as set forth under the Notes. The Founder and the Founder Holdco’s obligations hereunder shall be a continuing guarantee on a joint and several basis, and shall remain in full force and effect until the Company has fully and properly performed all its obligations under this Agreement and the Notes, notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of the Company. This is a guarantee of payment, and not merely of collection. The Founder and the Founder Holdco further agree to pay all costs, fees and expenses (including, without limitation, reasonable fees of outside counsel) incurred by the Purchaser in connection with enforcing or exercising its rights hereunder or arising from any breach by the Founder and the Founder Holdco of the provisions hereof. In no event shall the Purchaser be obligated to take any action, obtain any judgment or file any claim prior to enforcing the guarantee provided hereunder. The Purchaser’s rights under this Section 6.1 shall be in addition to, but not in substitution for, any security interest, guarantee or other security or right or remedy now or at any time hereafter held by or available to the Purchaser.

6.2 Authorization of Conversion Shares. The Company shall authorize sufficient shares to enable the conversion of the Convertible Note in accordance with the terms of the Convertible Note prior to the date of the proposed conversion. When issued, all such shares shall be duly authorized, fully paid and non-assessable, and validly issued in accordance with the M&AA and any relevant securities laws.

6.3 Certificate of the Proposed Acquisition and Joint Signature Arrangement. As soon as practicable but within one (1) month after the Note Closing (the “Grace Period”), the Warrantors shall provide the Purchaser with documents evidencing the consummation of the Proposed Acquisition and utilization of the Principal Amount for purpose of the Proposed Acquisition, including but without limitation, (i) the executed copy of definitive transaction documents regarding the Proposed Acquisition; (ii) the wiring instructions issued by the target of the Proposed Acquisition to the Company, and (iii) the transfer voucher evidencing that the fund equivalent to the Principal Amount has been transferred from the Designated Account to the account designated by the target of the Proposed Acquisition. If the Warrantors fail to provide the foregoing documents within the Grace Period, the Warrantors must cause the Designated Account to be modified to the effect that any disbursement of the Principal Amount from the Designated Account must require the joint signatures of the person designated by the Company and a person designated by the Purchaser (the “Joint Signature Arrangement”) within three (3) Business Days after the expiration of the Grace Period. The Joint Signature Arrangement ceases to apply upon the VIE Completion Date.

6.4 Negative Covenants. The Warrantors hereby jointly and severally covenant and agree with the Purchaser that, so long as any obligation of any Warrantor under this Agreement or any Note remains un-fulfilled, each of the Warrantors shall not carry out, and shall cause any other Group Companies not to carry out, the following acts without the prior written approval of the Purchaser (provided that no such consent shall be needed for the taking of such actions solely as are required to be taken by the Group Companies based on the terms of this Agreement):

(i) Trade Sale;

(ii) any direct or indirect sale, assignment, transfer or otherwise dispose of any securities of any Group Company held by the Founder or the Founder Holdco in violation of Section 6.10;

(iii) the sale, assignment, conveyance, transfer, create any Lien on or otherwise disposal of any of Dalian Pude’s or Guizhou Puxintian’s property or asset, whether now owned or hereafter acquired prior to the VIE Completion Date;

(iv) the liquidation, winding up or dissolution of any Group Company (or suffer of any liquidation, winding up or dissolution);

(v) the declaration or payment of a dividend or other distribution on any capital stock of any Group Company;

(vi) the extension by any Group Company of any loan or guarantee for indebtedness to any party;

(vii) any transaction involving any Group Company, on the one hand, and any of the Group Company’s employees, officers, directors, shareholders or any affiliate of the foregoing, on the other hand other than the Restructuring Agreements;

(viii) any substantive change in the scope of business or business plan of any Group Company; or

(ix) any amendment or termination of any Restructuring Agreements.

6.5 SAFE Registration. As soon as practicable after the date hereof but in any event before the incorporation of the WFOE, all record and beneficial owners of the equity securities in the Company, who is a “domestic resident” (as defined in the Circular 37 shall have completed and obtained the foreign exchange initial registration with the competent local branch of the SAFE with respect to his direct and/or indirect record and beneficial ownership of any equity securities in the Company and each other Group Company as required under the Circular 37, and delivered evidence of such registration satisfactory to the Purchaser.

6.6 Incorporation of WFOE and Restructuring Agreements. As soon as practicable but in any event no later than three (3) months after the date hereof, (i) the WFOE shall have been duly incorporated by the HK Company and executed the joinder agreement in substantially the form as Exhibit F attached hereto; (ii) the Restructuring Agreements shall have been duly executed and delivered by and between the parties thereto, (iii) the Domestic Company shall have completed the equity pledge registration contemplated under the Restructuring Agreements with the competent PRC administration for industry and commerce, and provided to the Purchaser the written record evidencing such equity pledge registration satisfactory to the Purchaser; and (iv) all necessary corporate authorization and approval for execution, delivery and performance of such Restructuring Agreements, as applicable, shall have been duly obtained (the date of completion of the matters set forth in (i) to (iv) above, the “VIE Completion Date”).

6.7 Release of the Domestic Equity Pledge and Share Mortgage. As soon as practicable after the VIE Completion Date, the Warrantors and the Purchaser shall terminate the Domestic Equity Pledge Agreements, and release the mortgage of such number of shares representing nine percent (9%) of the then outstanding shares of the Company pursuant to the Security Deed.

6.8 Board Observer. The Purchaser has the right to appoint one observer (the “Board Observer”) to attend all the Board meetings in a non-voting observer capacity. This board observer shall be entitled to receive all notices and other materials sent by any Group Company to any member of the Board.

6.9 Information Rights. The Company covenants and agrees that, for so long as the Purchaser holds any Note and commencing from the Closing Date, the Company will and will cause the Group Companies to, deliver to the Purchaser the following with respect to the Company and its Subsidiaries:

(i) annual audited consolidated financial statements within ninety (90) days after the end of each fiscal year, audited in accordance with U.S. GAAP or PRC GAAP or other accounting principle as agreed by the Purchaser by a Big Four Accounting Firm or such other reputable accounting firm recognized by the Purchaser;

(ii) semi-annual bank statements of each Group Company and semi-annual unaudited consolidated financial statements of the Group Companies within thirty (30) days after the end of first half of each fiscal year;

(iii) a preliminary annual consolidated budget and business plan for the following fiscal year within thirty (30) days prior to the end of each fiscal year, and the finalized annual consolidated budget and business plan for the following fiscal year within thirty (30) days after the end of each fiscal year; and

(iv) copies of all documents or other information sent to any shareholder or any member of the Board of the Company, including but without limitation to the shareholders resolutions and the Board resolutions; and

(v) upon written request by the Purchaser, such other information as the Purchaser shall reasonably request.

6.10 Share Transfer Restriction. Before completion of a Qualified IPO, none of the Founder and Founder Holdco shall, directly or indirectly, sell, transfer, pledge, hypothecate, encumber or otherwise dispose of, in a single transaction or a series of transaction, more than five percent (5%) of total outstanding shares of the Company in aggregate directly or indirectly held by it/him/her to any Person without prior written consent of the Purchaser, except for (i) any share transfer for the purpose of implementing the employee shares incentive plan of the Company (the “ESIP”) or Trade Sale as approved by the Purchaser, and (ii) creation of any Lien over no more than half of total shares of the Company owned by such Founder or Founder Holdco as of the Closing Date as security for the debenture, bonds and notes of similar nature herewith to be issued by the Company solely for the purpose of financing the merger and acquisition undertaken by the Company.

6.11 Use of the Purchaser’s Name or Logo. Without the prior written consent of the Purchaser, and whether or not the Purchaser then holds any Note or Conversion Shares, none of the Warrantors shall use, publish or reproduce the name “Haitong”, “ ”or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

6.12 Proprietary Rights and Confidentiality Agreement. The Company shall cause each of the future employees of any Group Company to enter into an employment agreement, and a confidentiality, non-solicitation and Proprietary Rights assignment agreement with an appropriate Group Company.

6.13 Regulatory Compliance. The Warrantors shall comply with all applicable laws and regulations in all material respects, including but not limited to applicable laws and regulations in connection with the operations of the Group Companies. Each Warrantor shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable Governmental Authorities (including without limitation, SAFE) as and when required by applicable laws and regulations. The Warrantors shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the HK Company. Without limiting the generality of the foregoing, the PRC Companies shall use their best effort to complete the procedures for conversion of for-profit schools operated by them into limited liability companies and obtain necessary education operation licenses.

6.14 Permit and License. To the extent permitted by the applicable laws, each of the Group Companies and the Key Parties shall procure each of the Group Companies to, use its best efforts to obtain and maintain in a timely manner all requisite Governmental Authorizations for conducting the Principal Business in compliance with all applicable laws. Without limiting the generality of the foregoing sentence, (i) the Domestic Company and the Founder shall procure each of the PRC Companies and its affiliated schools and education centres to obtain and renew (if applicable) necessary certificate for private non-enterprise entities (if applicable) and operation permit or filing to operate education and training business as soon as practicable after the Note Closing and ensure the lacking or deficiency of such certificate or operation permits and filings will not adversely affect the initial public offering of the Group Companies as a whole; (ii) all the articles of association and education operation permits concerning the schools and education centres operated by the Key Group Companies must be updated to reflect that the applicable Key Group Company is the owner thereof, as soon as practicable after the Note Closing but not later than October 31, 2017; (iii) the education operation permits concerning at least 90% of the schools and education centres operated by the Key Group Companies must pass the annual inspection for the year 2016 by the PRC education authority as soon as practicable after the Note Closing but not later than September 30, 2017; (iv) all the premises of schools and education centres operated by Key Group Companies must pass fire safety inspection as soon as practicable after the Note Closing; (v) the PRC Companies shall duly file tuition fee reports of the schools with the local price administration authority as soon as practicable after the Note Closing (vi) the PRC Companies that engage in publishing business shall obtain the publishing operation permit as soon as practicable after the Note Closing.

6.15 Proprietary Rights Protection. The Group Companies shall establish and maintain appropriate intellectual inspection system satisfactory to the Purchaser to protect the Proprietary Rights of the Group Companies. The Group Companies shall, and the Key Parties shall cause the Group Companies to fully comply with the laws and regulations in respect of the protection of the Proprietary Rights and refrain from infringing from the Proprietary Rights of other parties. Without limiting the generality of the foregoing, (i) trademarks with the respective trademark registration/application number of 4832427, 10013837, 4832426, 4832431, 4832424, 4832430, 4832429 and 4220819 must be transferred to a PRC Company, and such transfer must be approved by the PRC trademark registration authority as soon as practicable after the Note Closing; (ii) the domain name of lychxx.com, meitongjy.cn and meitongjy.com and abc0575.com must be transferred to a PRC Company by September 30, 2017.

6.16 Employee Matters. The PRC Companies shall comply with all applicable PRC labour laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions, employment of teachers and foreigners and labour dispatch.

6.17 Tax Matters. The PRC Companies shall comply with all applicable PRC tax laws and regulations, including without limitation, laws and regulations pertaining to income tax, withholding tax, value added tax and business tax.

6.18 Accrual Accounting. As soon as practicable after the Note Closing, the Group Companies shall establish and maintain the accounting policies, financial system and internal controls in full compliance with all applicable laws and regulations and to the Purchaser’s satisfaction, including without limitation, using bank accounts of the Group Companies to process all cash and amounts of the Group Companies.

6.19 Full Time Commitment. The Founder undertakes and covenants to the Purchaser that, as long as he remains an employee of any of the Group Companies, he shall commit all of his efforts to furthering the business of the Group Companies and shall not, without the prior written consent of the Purchaser, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity or work for or be employed by any other entity.

6.20 Non-Competition. The Founder undertakes and covenants to the Investors that commencing from the date of this Agreement until the later of (x) the expiry of the twenty-four (24) months’ period after the date he/she ceases to be employed by any Group Company, or (y) the expiry of the twenty four (24) months’ period after the date when he is neither a director of the Company nor a beneficial owner of more than five percent (5%) of the total outstanding shares or equity interest of the Company or the Domestic Company (the “Non-Competition Period”), he will not, without the prior written consent of the Investors, either on his/her/its own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person: (i) carry out, be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent in any business in direct competition with, or otherwise related to, the business relating to providing the Business engaged by any Group Company (except for a passive investment of less than one percent (1%) of the stock of any publicly traded company that engages in the foregoing); (ii) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person, firm, company or organization who is an employee, customer, client, representative, agent or correspondent of such Group Company or in the habit of dealing with such Group Company.

6.21 Other Issues in the Disclosure Schedule. As soon as practicable after the Note Closing, the Warrantors shall, to the satisfaction of the Purchaser, resolve the issues in a practically reasonable manner, which are disclosed in the Disclosure Schedule or identified by the Purchaser in the due diligence process but not expressly specified as a specific covenant under Section 6 or a specific condition for the Note Closing under Section 5.

6.22 Share Purchaser Agreement; New Shareholders Agreement and New M&A. The Warrantors shall enter into a share purchase agreement with terms of representations, warranties and indemnification no less favourable than those set forth in this Agreement, with the holder of the Convertible Note at the time of conversion of the Convertible Note. In addition, each of the Warrantors shall by itself, and shall cause other shareholders of the Company to enter into amended and restated shareholders agreement and adopt amended and restated memorandum and articles of association by resolutions, in accordance with the Convertible Note, to reflect the issuance of shares upon conversion of the Convertible Note.

6.23 Registration of Register of Charge. Within ten (10) Business Days after the Note Closing, the Founder Holdco of the Founder must complete registration of the register of charge with respect to the Share Mortgage with the Registry of Corporate Affairs in the British Virgin Islands, and deliver to the Purchaser a copy of such registered register of charge, as certified by the Chief Executive Officer or registered agent of the Company as true and complete as of date of delivery.

6.24 Pre-emptive Right. If the Company issues any New Securities (as defined in the Convertible Note) from time to time between the Note Closing and the date of conversion of the entire Convertible Principal Amount into shares of the Company pursuant to the Convertible Note, it shall give to the Purchaser a written notice of its intention to issue New Securities (the “New Issuance Notice”), describing the amount, the class and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. The Purchaser has a pre-emptive right to purchase such New Securities at the price and upon the terms and conditions specified in the New Issuance Notice, subject to negotiation between the Company and the Purchaser in good faith.

6.25 Trustbridge’s Consent. As soon as practicable but within thirty (30) Business Days after the Note Closing, the Warrantors shall provide the Purchaser with an executed copy of the unconditional written consent of Trustbridge and Trustbridge Director to the transaction contemplated under the Transaction Agreements, including without limitation, the issuance of the Notes, the Share Mortgage and the equity pledge under Domestic Equity Pledge Agreements.

SECTION 7. DEFINITIONS

7.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any action, suit, proceeding, claim, arbitration or investigation.

“Affiliate” in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Purchaser, shall include (i) any Person who holds shares as a nominee for the Purchaser, (ii) any shareholder of the Purchaser, (iii) any entity or individual which has a direct and indirect interest in the Purchaser (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Purchaser, its shareholder, its general partner or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, the Purchaser shall not be deemed to be an Affiliate of any Group Company.

“Big Four Accounting Firm” means an accounting firm under the brand of Price Waterhouse Coopers, Deloitte & Touche, KPMG or Ernst & Young.

“Board” means the board of directors of the Company.

“Business Day” or “business day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC, Hong Kong or New York.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies ( ) issued by SAFE on July 4, 2014, and its amendment, interpretation and operational guidance promulgated by SAFE from time to time.

“Closing Date” means such date as mutually agreed by the Parties, on which the Note Closing occurs.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means the shares which shall be authorized and then become issuable upon conversion of the Convertible Note.

“Dalian Pude” means Dalian Pude Education Consultancy Co., Ltd. ( ), a limited liability company established under the laws of the PRC.

“Environmental Claim” shall mean any claim, action, cause of action, investigation, or notice (written or oral) by any Person alleging potential liability arising out of, based on, or resulting from: (i) the presence, or release into the environment, of any Material of Environmental Concern at any location; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all laws and regulations of any jurisdiction where a Group Company is or has engaged in business activities relating to pollution or protection of human health or the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Governmental Authority” means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and the term “Government Authorities” shall be construed accordingly.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company, the HK Company, the PRC Companies, and any direct and indirect Subsidiaries of the foregoing (with each of such Group Companies being referred to as a “Group Company”). Upon the formation of the WFOE, it shall be included as one of the Group Companies.

“Guizhou Puxintian” means Guizhou Puxintian Education Technology Co., Ltd. ( ), a limited liability company established under the laws of the PRC.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Key Group Companies” means collectively, (i) the Company, the HK Company, the WFOE (upon its incorporation) and the Domestic Company, and (ii) each of the following PRC Subsidiaries and its Subsidiaries: , , , , , , , , , , , , and ..

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“M&AA” means the effective Memorandum and Articles of Association of the Company adopted by the shareholders of the Company, as amended from time to time.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Group Company, Founder Holding Company or Founder to perform the material obligations of such Person hereunder or under any other Transaction Agreement, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Agreement against any Group Company, Founder Holdco or Founder.

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.00005 per share.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, private non-enterprise entity (or “ ” as such terms is defined under the PRC law) as or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the Peoples’ Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies” means collectively, the Domestic Company, the WFOE (upon its incorporation) and the PRC Subsidiaries; and “PRC Company” means any of them.

“PRC GAAP” means the generally accepted accounting principles of the PRC.

“PRC Subsidiaries” means collectively, the entities listed in Schedule III hereto, and the Subsidiaries of the Domestic Company and the foregoing entities; and “PRC Subsidiary” means any of them.

“Preferred Shares” shall mean the Company’s redeemable and convertible preference shares of any class or series.

“Principal Business” means the business as currently conducted by the Group Companies, or such other business to be conducted by the Group Companies during the term of this Agreement.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign registered and unregistered patents, all patent rights and all applications therefore and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, registered and unregistered trademarks, domain names, service marks, mask works, and registrations and applications therefore, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Qualified IPO” shall mean a firm underwritten public offering of the Ordinary Shares of the Company on the New York Stock Exchange, the Nasdaq Global Market System, the Main Board or the Growth Enterprise Market of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange, or any other recognized international securities exchange approved by the Board, with an implied pre-money valuation of US$1,500,000,000 or more on a fully diluted and as converted basis.

“Restructuring Agreements” means the restructuring agreements to be entered into by and among the WFOE, the Domestic Company and the shareholders of the PRC Domestic Company upon incorporation of the WFOE, whereby the WFOE effectively Controls the PRC Domestic Company, in form and substance satisfactory to the Purchaser;

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Subsidiary” or “subsidiary” means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest whose in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP or PRC GAAP, consistently applied, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies thereof directly or indirectly through another subsidiary. Notwithstanding the above, for the purpose of the Transaction Agreements, as applied to the Company, the term “Subsidiary” or “subsidiary” includes, without limitation, the Domestic Company, the HK Company and the WFOE, and any of their respective Subsidiaries, if any.

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the non-payment thereof, and any loss or tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Trade Sale” means (i) a merger, amalgamation, consolidation or other business combination of any Group Company with or into any Person, or any other transaction or series of transactions, as a result of which the Shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the voting power of the surviving entity immediately after consummation of such transaction or series of transactions, (ii) the sale, lease, transfer, exclusive license to a third party or other disposition of all or substantially all of the assets of the Group Companies taken as a whole (including the equity securities and/or contractual arrangements by which any Group Company owns and/or Controls any other Group Company, the licenses and permits necessary to conduct the business of the Group Companies in the PRC and the intellectual property assets of the Group Companies taken as a whole) or (iii) the sale (whether by merger, reorganization or other transaction) of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company.

“Transaction Agreements” means this Agreement, the Notes, the Security Deed, the Domestic Equity Pledge Agreements, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Trustbridge” means collectively, Shanghai Trustbridge Investment Management Co., Ltd. ( ) and Ningbo Trustbridge New Economy Phrase II Equity Investment Partnership (Limited Partnership) ( ( ) ), each a Person established under the law of the PRC.

“Trustbridge Director” means the director appointed by Trustbridge to the board of directors of the Domestic Company.

“WFOE” means a wholly foreign owned enterprise to be incorporated under the laws of the PRC, all registered capital of which will be owned by the HK Company.

“US GAAP” means the generally accepted accounting principles of the United States of America.

“US$” means the legal currency of the United States of America.

SECTION 8. INDEMNITY

8.1 Upon the conversion of the Convertible Note into the Conversion Shares in accordance with the terms of the Convertible Note, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Purchaser, and the Purchaser’s Affiliates, shareholders, partners, directors, officers, agents and assigns, from and against any and all losses, liabilities, damages, liens, penalties, diminution in value, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (“Indemnifiable Losses”) suffered by the Purchaser, or the Purchaser’s Affiliates, shareholders, partners, directors, officers, agents and assigns (each, an “Indemnified Person”), directly or indirectly, as a result of, or based upon or arising from (i) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Agreements or, or (ii) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Agreements. The rights contained in this Section 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 8 shall survive any termination of this Agreement.

8.2 Without limiting generality of foregoing, upon the conversion of the Convertible Note into the Conversion Shares in accordance with the terms of the Convertible Note, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Indemnified Person from and against any and all Indemnifiable Loss, directly or indirectly, as a result of, or based upon or arising from (i) any Tax Liability of any Group Company not reflected in the Financial Statements or arising out of any failure, whether intentional or not, by any Warrantor to comply with any applicable laws of the PRC or of any other applicable jurisdiction relating to Tax before or on the Closing Date, (ii) any Liability incurred by any Group Company arising in respect of, by reference to or in consequence of a school’s lack of education operation permit or filing as necessary for the conduct of the education-related business before or on the Closing Date, whether it has been disclosed in the Disclosure Schedule.

8.3 Notwithstanding Section 8.1, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Indemnified Persons from Indemnifiable Losses directly or indirectly, as a result of or arising from the Warrantors’ default in payment of outstanding amounts under the Notes, regardless of conversion of the Convertible Note into Conversion Shares.

8.4 Notwithstanding anything to the contrary in this Section 8, the Warrantors shall not be required to indemnify the Indemnifiable Person unless and until the aggregate amount of Indemnifiable Losses actually incurred by the Purchaser exceeds US$200,000. The maximum aggregate amount payable to the Indemnifiable Person shall not exceed an amount equal to the Principal Amount. For the avoidance of doubt, the Purchaser’s right to claim payment of the Principal Amount and interest accrued thereon is not subject to the limitations as provided in the foregoing sentences in this Section 8.3.

8.5 For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that (i) it will not challenge or raise a defense to any claim against such Warrantor or the exercise of any right or remedy against such Warrantor (whether under this Section 8 or any other provision of this Agreement or any other Transaction Document) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable Law, and (ii) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the Governmental Authorities and any other protective measures reasonably requested by the Purchaser, to ensure that the agreement of the Parties with respect to joint and several liability of the Warrantors under the Transaction Documents is given full force and effect.

8.6 The representations and warranties of the Warrantors in Section 3 hereof shall survive the Note Closing until the fourth (4th) anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.1, 3.2, 3.3, 3.6 and 3.27 shall survive indefinitely, and (ii) the representations and warranties dealing with Tax and labor and employment matters shall not terminate until the fifth (5th) anniversary of the Closing Date. Notwithstanding the foregoing, in case of fraud, gross negligence or wilful misconduct of any of the Warrantors in connection with any of the representations and warranties made by it under Section 3 hereof, such representations and warranties shall survive the Note Closing indefinitely.

SECTION 9. MISCELLANEOUS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Warrantors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Note Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser.

9.2 Rights Cumulative. Each and all of the various rights, powers and remedies of the Parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such Parties may have at law or in equity in the event of a breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

9.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement and the Notes shall be in English, in writing, and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon successful transmission report being generated by sender’s machine; (c) when sent by electronic mail to the address set forth below, upon receipt of confirmation of transmission, or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule IV attached hereto, provided that the sending party receives a confirmation of delivery from the delivery service provider.

9.4 Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.3 by giving the other Parties written notice of the new address in the manner set forth above.

9.5 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, or any transaction contemplated hereby, the prevailing party shall be entitled to recover all of its costs (including reasonable attorneys’ fees, costs and disbursements) incurred in each such Action, including any and all appeals or petitions therefrom.

9.6 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the Parties’ intent in entering into this Agreement.

9.7 Headings; References; Exhibits. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation of this Agreement, nor as evidence of the intention of the Parties hereto. All exhibits, schedules and appendices attached to this Agreement are an integral part of this Agreement. Except where otherwise indicated, all references in this Agreement to Sections refer to Sections of this Agreement.

9.8 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9 Entire Agreement. This Agreement, the schedules and the exhibits hereto, together with the Notes and other Transaction Agreements, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and supersede any and all prior understandings and agreements, whether oral or written, between or among the Parties with respect to the specific subject matter hereof.

9.10 Modification. Except as otherwise specifically provided, no modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser.

9.11 Waiver or Indulgence. No delay or failure to require performance of any provision of this Agreement, or to exercise any power, right or remedy, shall be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of this Agreement nor shall be it construed as a breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

9.12 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.13 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of laws principles. Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong. The arbitration shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing Party in any such arbitration shall be entitled to recover from the non-prevailing Party its reasonable costs and attorney fees. The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

9.14 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. None of the Parties shall, without the prior written consent of other Parties, assign or transfer (i) the Notes or (ii) the rights and obligations thereof under the Notes or this Agreement. For the avoidance of doubt, the Purchaser may assign its rights and obligations under this Agreement and the Notes to its Affiliates without the prior written consent of other Parties but with a prior written notice to the Company and the Founder and by delivering to the Company a joinder agreement in the form attached hereto as Exhibit G. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.15 Specific Performance. It might be impossible to measure in monetary terms the damage to a Party if another Party fails to comply with any provision of this Agreement. If any such failure occurs, the non-defaulting party might not have an adequate remedy at law or in damages. Therefore each Party consents to the issuance of an injunction and the enforcement of other equitable remedies against it to compel performance of this Agreement.

9.16 Further Assurances. The Parties agree to execute such further documents and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.17 Expenses. The Group Companies shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, including without limitation all legal fees incurred by the Group Companies. If the Note Closing occurs, the Group Companies shall pay the Purchaser’s fees and expenses, including legal, accounting and out-of-pocket costs incurred by the Purchaser in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby (the “Investment Expenses”), within five (5) Business Days after its receipt of written invoices for such Investment Expenses, provided that such fees and expenses shall not exceed RMB 2,000,000. If the Note Closing does not occur due for any reason whatsoever, the Group Companies and the Purchase shall bear the Investment Expenses equally.

9.18 No Finder’s Fees. Each Warrantor represents that it is not and will not be obligated for any finder’s or broker’s fee or commission in connection with this transaction. Each of the Warrantors agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which such Warrantor or any of its officers, employees or representatives is responsible.

9.19 Confidentiality and Non-Disclosure.

(a) The terms and conditions of this Agreement and the other Transaction Agreements, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, including their existence, and all information furnished by any Party hereto and by representatives of such Party to any other Party hereof or any of the representatives of such Parties (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below. The obligations of each Party hereto under this Section 9.18 shall survive and continue to be binding upon such Party for a period of three years after the termination of this Agreement.

(b) Notwithstanding the foregoing, the Company and the Purchaser may disclose (i) the Confidential Information to its current or bona fide prospective Purchaser, Affiliates of the Company and the Purchaser and their respective employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such persons or entities are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9.10, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from Governmental Authorities with authority to regulate such Party’s operations, in each case as such Party deems appropriate in its sole discretion, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other Parties hereto. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 9.19(c) below.

(c) Except as set forth in Section 9.19(b) above, in the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable Tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or any other Transaction Document or content of any of the financing terms hereunder, such Party (the “Disclosing Party”) shall, to the extent legally permitted and reasonably possible, provide the other Parties hereto with prompt written notice of that fact and consult with the other Parties hereto regarding such disclosure. At the request of the other Parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d) Notwithstanding any other provision of this Section 9.19, the confidentiality obligations of the Parties shall not apply to: (i) information which a Party learns from a third party which the receiving Party reasonably believes to have the right to make the disclosure, provided the receiving Party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the receiving Party’s possession prior to the time of disclosure by the Disclosing Party and not acquired by the receiving Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the receiving Party.

9.20 Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.21 Termination of Agreement. This Agreement may be terminated prior to the Note Closing (a) by mutual written consent of the Purchaser and the Company, (b) by the Purchaser if any of the conditions to the Note Closing have not been fulfilled or waived in writing by the Purchaser by August 4, 2017, (c) by the Purchaser by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Warrantors, and such breach, if curable, has not been cured within thirty (30) days of such notice stating the reason and intention to so terminate, (d) by the Company if the Purchaser fails to pay the Principal Amount in full in accordance with this Agreement, or (d) by the Purchaser or the Company if, due to change of applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws. If this Agreement is terminated pursuant to the provision of Section 9.21, this Agreement will be of no further force or effect and the share pledge and share mortgage completed pursuant to this Agreement shall be terminated and released accordingly, provided that no party shall be relieved of any Liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

9.22 Survival. The provisions of Section 6.11, Section 7, Section 8, Section 9.13, Section 9.19 and Section 9.21 shall survive the expiration or early termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the date first above written.

COMPANY:

Puxin Limited

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title:	Director

HK COMPANY:

Prepshine Holdings Co., Limited ( )

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title:	Director

DOMESTIC COMPANY:

Puxin Education Technology Group Co., Ltd (Seal)

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title:	Legal Representative

/s/ Seal of Puxin Education Technology Group Co., Ltd

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IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the date first above written.

FOUNDER & FOUNDER HOLDCO:

Sha Yunlong ( )

By:	/s/ Sha Yunlong

FOUNDER HOLDCO:

Long bright Limited

By:	/s/ Sha Yunlong
Name:	Sha Yunlong ( )
Title:	Director

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute this Agreement as of the date first above written.

PURCHASER

Haitong International Investment Holdings Limited

By:	/s/ Deng Xi
Name:	Deng Xi
Title:	Director